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                                                                    EXHIBIT 12.1

                              LSI LOGIC CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNTS IN MILLIONS OF DOLLARS)


                                                                                                              Nine Months Ended
                                                            Year ended December 31,                                Sept 30,
                                        -------------------------------------------------------------       ---------------------
                                         1994         1995         1996          1997          1998          1998          1999
                                        -------      -------      -------       -------       -------       -------       -------
Pre-tax income (loss) from
     continuing operations
     before adjustment for
     minority interests in
     consolidated subsidiaries
     or income or loss from
     equity investees                   $ 150.6      $ 335.5      $ 208.4       $ 228.0       $(129.5)      $(142.7)      $  92.3

Add: Amortization of
     capitalized interest                   2.0          2.0          1.0           2.0           1.4           0.9           2.1

Less: Interest capitalized                   --           --         (2.0)         (5.0)        (11.5)         (2.2)           --

                                        -------      -------      -------       -------       -------       -------       -------
     Subtotal                           $ 152.6      $ 337.5      $ 207.4       $ 225.0       $(139.6)      $(144.0)      $  94.4
                                        -------      -------      -------       -------       -------       -------       -------

Fixed charges:

     Interest expensed and
     capitalized and
     amortization of debt
     discounts and premiums
     on all indebtedness                $  19.9      $  17.0      $  16.8       $   7.9       $  21.0       $   8.4       $  29.6

     Interest on rental expenses           12.8         15.3         16.6          15.6          15.4          11.3           9.9

                                        -------      -------      -------       -------       -------       -------       -------
     Total fixed charges                $  32.7      $  32.3      $  33.4       $  23.5       $  36.4       $  19.7       $  39.5
                                        -------      -------      -------       -------       -------       -------       -------

Earnings                                $ 185.3      $ 369.8      $ 240.8       $ 248.5       $(103.2)      $(124.3)      $ 133.9
                                        -------      -------      -------       -------       -------       -------       -------

                                        -------      -------      -------       -------       -------       -------       -------
Ratio of earnings to fixed charges          5.7         11.4          7.2          10.6            --            --           3.4
                                        =======      =======      =======       =======       =======       =======       =======


These computations include us and our consolidated subsidiaries. Ratio of earnings to fixed charges is computed by dividing (i) earnings before taxes adjusted for fixed charges, minority interest and capitalized interest net of amortization by (ii) fixed charges, which includes interest expense and capitalized interest incurred, plus the portion of interest expense under operating leases deemed by us to be representative of the interest factor, plus amortization of debt issuance costs. For our fiscal year ended December 31, 1998 and the nine months ended September 30, 1998, earnings were inadequate to cover fixed charges by $140 million and $144 million, respectively.


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        Our fiscal years ended December 31, 1997 and 1998, and the Sunday closest to December 31 in 1994, 1995 and 1996. For presentation purposes, this exhibit refers to December 31 as our fiscal year end.